Exhibit 4.41

Share Purchase Agreement

Dated as of 26 day of April, 2007

between

Mapa Publishers Holding B.V.

and

E-Com Global Electronic Commerce Ltd.

SHARE PURCHASE AGREEMENT

        THIS SHARE PURCHASE AGREEMENT (the “Agreement”) shall be effective as of the 26 day of April, 2007 (the “Signature Date”) by and between Mapa Publishers Holdings B.V., a company incorporated under the laws of The Netherlands and having an office at Gebouw Rivierstate, Suite 3.20, Amsteldijk 166, 1079 LH Amsterdam, The Netherlands (the “Seller”) and on the other part E-Com Global Electronic Commerce Ltd. P.C 512691767 , a company incorporated in Israel of 3 Hashikma Street, Azor, Israel (“Purchaser”); (each of the Seller and the Purchaser is referred to herein as a “Party” and collectively as the “Parties”)

Whereas ,	Seller is the owner of all the issued and outstanding shares of Mapa Internet Ltd., a company incorporated under the laws of the state of Israel having an office at 17 Tchernikovsky Street, Tel Aviv, Israel (“Internet”); and

Whereas,	Internet runs a travel, leisure and entertainment internet site at the URL www.mapa.co.il; and

Whereas,	Seller is the owner of 134 of the 150 issued and outstanding ordinary shares of NIS 10 each of Mapa Mapping and Publishing Ltd., a company incorporated under the laws of the state of Israel having an office at 17 Tchernikovsky Street, Tel Aviv, Israel (“MMP”); and

Whereas,	Dani and Muli are each the owners of 8 of the 150 issued and outstanding ordinary shares of NIS 10 each of MMP and 1 Management share of the 2 issued and outstanding management shares of NIS 10 each of MMP;

Whereas,	MMP has a geographic navigation database of Israel and publishes maps, guides and certain other books in Israel;

Whereas,	Purchaser wishes to purchase the Sale Shares and the Seller wishes to sell the Sale Shares subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereto agree as follows:

1.	Definitions and Schedules

1.1.	The preamble and the Schedules to this Agreement form an integral part hereof.

1.2.	The titles in this Agreement are intended for convenience purposes only and they do not have and shall not be ascribed any weight in the interpretation hereof.

1.3.	In this Agreement, the terms defined below shall be given the meaning found alongside thereof:

“Accounts” means the audited accounts of each of the Subsidiaries for the twelve month period ended on the Accounts Date.

“Accounts Date” mean 31 December, 2006.

"Business Day" means: Sundays to Thursdays, save for religious festivals and public holidays in the State of Israel;

"Dani" means: Mr. Dani Tracz. I.D 067236547 of 15 Melchet Street, Tel Aviv, Israel.

“Disclosure Letter” means a schedule of exceptions to the representations and warranties of the Seller set forth in Schedule 7 and other items as set forth herein, delivered contemporaneously with this Agreement.

“Encumbrance” means any lien, pledge, claim, charge, mortgage, or other security interest of any kind, whether arising by contract or by operation of Law.

“Group” means: in relation to a Person, that Person, any other entity on its behalf, a company of which it is a subsidiary (its holding company) and any other subsidiaries of any such holding company; and each company in a Group is a member of the Group.

“Governmental Authority ” shall mean an administrative agency or commission or other governmental or other regulatory authority or agency.

“Intellectual Property Rights” means any (i) Patents, (ii) Marks, (iii) Copyrights, (iv) trade secrets, confidential information or know-how, (v) software or computer programs, or (vi) other intellectual property or proprietary rights.

“Internet Loan” means a loan in the total amount of US$ 1,660,558.13 which Internet owes to Mr Vitek Tracz.

“Material Contracts” is defined in Clause 7.29 of this Agreement.

“MMP Loans” means (a) a loan in the total amount of US$ 1,167,296.87 which MMP owes to Vitek Tracz and (b) a loan in the total amount of US$ 300,000 which MMP owes to The Vidal Trust.

“Muli” means: Mr Muli Meltzer, I.D 07062052 of 5 Wilson Street, Tel Aviv, Israel

“Person” means: an individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.

“Properties” means all the leasehold properties listed in Schedule 7.40 to this Agreement.

“Purchaser” is defined in the caption of this Agreement;

“Relevant Period” means period of 12 months prior to Signature Date.

“Sale Shares” – 200 ordinary shares of Internet, with a par value NIS 1.00 each and 150 ordinary shares of MMP, with a par value NIS 10.00 each, and 2 management share of MMP with a par value NIS 10.00;

“Seller”is defined in the caption of this Agreement.

“Subsidiary” means: MMP or Internet separately.

“Subsidiaries” means: MMP and Internet collectively.

“Tax” means all state, local and foreign income, property, sales, excise, withholding and other taxes, tariffs or governmental charges of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts

“Warranties” means the warranties as detailed in paragraph 7.

“Warranty Claim” means any claim made against the Seller in connection with a Warranty;

2.	The Transaction

The Seller, Dani and Muli agree to sell, assign and transfer to the Purchaser the Sale Shares set out next to their name in Schedule 5.2.1 and the Purchaser agrees to purchase the Sale Shares and in addition, the Purchaser shall procure, within 7 days after the Closing Date, that the Subsidiaries shall repay the MMP Loans and the Internet Loan to Mr Vitek Tracz and The Vidal Trust.

Sale and purchase of the Sale Shares

Subject to the terms and conditions of this Agreement, each of the Seller, Dani and Muli shall sell the Sale Shares set out next to their name in Schedule 5.2.1, and the Purchaser shall purchase, the Sale Shares.

2.1.	The Seller, Dani and Muli:

2.1.1.	have the right to sell the Sale Shares set out next to their name in Schedule 5.2.1 on the terms set out in this agreement;

2.1.2.	shall , at their own cost give the Purchaser the full legal and beneficial title to the Sale Shares set out next to their name in Schedule 5.2.1; and

2.1.3.	sell the Shares set out next to their name in Schedule 5.2.1 free from all Encumbrances.

2.2.	No commitment has been given to create an Encumbrance affecting the Sale Shares (or any unissued shares or debentures or other unissued securities of Subsidiaries), or for Subsidiaries to issue any share capital and no person has claimed any rights in connection with any of those things.

2.3.	The Sale Shares are sold with all rights that attach, or may in the future attach, to them (including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the Signature Date).

Purchase Price

2.4.	The purchase price for the Sale Shares is US$9,872,145 as detailed in Schedule 2.4 (the “Purchase Price”).

Loans Repayments

2.5.	In addition, subject to the terms and conditions of this Agreement, the Purchaser shall procure within 7 days after the Closing Date, that the Subsidiaries shall repay to Mr Vitek Tracz that part of the MMP Loans due to Vitek Tracz and the Internet Loan and shall repay to the Vidal Trust that part of the MMP Loans due to the Vidal Trust.

3.	Signature Date

On the Signature Date the Parties shall take the following actions, all of which shall be deemed to have occurred simultaneously:

3.1.	The Seller shall deliver to the Purchaser:

a certified copy of the resolution adopted by the board of directors of the Seller authorizing the Agreement;

3.2.	The Purchaser shall:

deliver to the Seller a certified copy of the resolution adopted by the board of directors of the Purchaser authorizing the Agreement.;

4.	Condition to Closing

4.1.	The obligations under this Agreement are conditional upon and subject to the following conditions precedent:

4.1.1.	the approval by the Director General of the Antitrust Authority of the State of Israel of the transaction contemplated hereunder.

4.1.2.	the issue by the Israeli Tax Authorities of a withholding tax exemption certificate with respect to the Purchase Price payable to the Seller in a form acceptable to the Seller.

4.2.	If the above-mentioned conditions precedent set out in clause 4.1 is not fulfilled within 90 days from the date hereof, this Agreement shall become null and void, unless the Parties hereto agree in writing to extend the date for fulfillment of the aforesaid condition precedent.

4.3.	The Parties shall use all reasonable endeavors so far as lies within their respective powers to procure that the condition is satisfied as soon as practicable.

5.	Closing

5.1.	The closing of the purchase and sale of the Sale Shares and repayment of Loans as detailed in paragraph 2 above (the “Closing”) shall take place by no later than 10 Business Days after the satisfaction (or waiver) of the condition set forth in paragraph 4 above or such other date and time as shall be mutually agreed by the Parties (the “Closing Date”) at the offices of thePurchaser or such other place as shall be mutually agreed to by the Parties.

5.2.	At the Closing, the Parties shall take the following actions, all of which shall be deemed to have occurred simultaneously:

The Purchaser shall:

5.2.1.	pay to (i) Seller and (ii) Dani and (iii) Muli the Purchase Price in immediately available funds all in consideration for the purchase of the Sale Shares, to their bank accounts as detailed in Schedule 5.2.1.

5.2.2.	Release Dani and Muli from the personal guarantees and promissory note as detailed in section 7.22.6 of the disclosure letter.

5.2.3.	ensure and procure that the Subsidiaries will, within 7 days after the Closing Date, repay the Internet Loan and the MMP Loans as detailed in paragraph 2.5, to their bank accounts set out next to their name in Schedule 5.2.3.

Seller, Dani and Muli shall:

5.2.4.	transfer the Sale Shares to the Purchaser through the execution of the Deeds of Transfer in the Form attached as Schedule 5.2.4 (“the Deeds of Transfer”).

5.2.5.	deliver to the Purchaser the resignation of Dani Tracz as a director of MMP.

5.2.6.	deliver to the Purchaser the resignation of Dani Tracz as a director of Internet.

5.2.7.	deliver to the Purchaser the resignation of Mulli Meltzer as a director of MMP.

5.2.8.	deliver to the Purchaser a written approval, as detailed in Schedule 5.2.8, executed by Vitek Tracz and Internet confirming that except for the Internet Loan, there are no other loans between Vitek Tracz and Internet and subject to the full repayment of the Internet Loan Vitek Tracz does not have any claims or demands against Internet regarding the Internet Loan;

5.2.9.	deliver to the Purchaser a written approval, as detailed in Schedule 5.2.9, executed by Vitek Tracz and MMP confirming that except for the MMP Loan, there are no other loans between Vitek Tracz and MMP and subject to the full repayment of the MMP Loan Vitek Tracz does not have any claims or demands against MMP regarding the MMP Loan;

5.2.10.	deliver to the Purchaser a written approval, as detailed in Schedule 5.2.10, executed by Investec Trust (Switzerland) SA as Trustee of the Vidal Trust and MMP confirming that except for the MMP Loan, there are no other loans between the Vidal Trust and MMP and subject to the full repayment of the MMP Loan Vidal Trust does not have any claims or demands against MMP regarding the MMP Loan;

5.2.11.	deliver to the Purchaser the personal guarantee of Vitek Tracz as detailed in Schedule 6.1.

The Parties shall cause Subsidiaries to acknowledge the transfer of the Shares on the Closing Date by co-signing the Deed of Transfer and forthwith entering such transfer in Subsidiaries’ shareholders register.

5.2.12.	Within 21 days after the Closing Date Purchaser shall procure that Dani and Muli are released by the other parties to such guarantees and promissory note from their liability pursuant to the personal guarantees and promissory note as detailed in section 7.22.6 of the Disclosure Letter. Until such time as Dani and Muli are so released, Purchaser shall indemnify and keep indemnified Dani and Muli from and against any liability arising under such guarantees and promissory note as detailed in section 7.22.6 of the Disclosure Letter on or after the Closing Date.

5.2.13.	For the avoidance of doubt the Seller is responsible to Dani’s and Muli’s personal undertaking as detailed in sections 2, 5 and 12.1 and its schedules.

6.	Personal Guarantee

6.1.	In order to ensure the Seller’s, obligations, Mr. Vitek Tracz shall sign a personal guarantee as detailed in Schedule 6.1.

6.2.	In order to ensure the Purchaser’s obligations Ituran Location and Control Ltd. shall sign a guarantee as detailed in Schedule 6.2.

7.	Subsidiaries’ Warranties

As of the date hereof, except as otherwise provided in the Disclosure Letter (Schedule 7), the Seller represent and warrants to the Purchaser that:

General Warranties

7.1.	Accuracy of recitals and schedules

The particulars relating to the Subsidiaries set out in the recitals and the schedules to this agreement are true and accurate.

7.2.	Constitutional Documents

7.2.1.	The copy of the Articles of Association, certificate of incorporation, as applicable, each as amended or restated, as currently in effect and as in effect as of the Signature Date, of each Subsidiary which has been given to the Purchaser is accurate.

7.2.2.	the register of members or shareholders, as applicable, and other statutory registers of each Subsidiary have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received by the Subsidiaries.

7.3.	Organization and Qualification

The Subsidiaries are duly organized, validly existing and in good standing under the laws of the state of Israel.

7.4.	Ownership of the Subsidiaries’ Shares

7.4.1.	the Sale Shares constitute the whole of the issued and allotted capital of the Subsidiaries and are fully paid.

7.4.2.	Seller is the sole legal and beneficial owner of the whole allotted and issued share capital of each of its Subsidiaries.

7.4.3.	The Subsidiaries’ Shares are free from all Encumbrances.

7.4.4.	There is no right to require any of the Subsidiaries to issue any share capital and no Encumbrance affecting any unissued shares or debentures or other unissued securities of the Subsidiaries.

7.4.5.	No commitment has been given to create an Encumbrance affecting the Subsidiaries’ Shares (or any unissued shares or debentures or other unissued securities) of the Subsidiaries or for them to issue any share capital and no person has claimed any rights in connection with any of those things.

7.4.6.	The Subsidiaries do not hold or beneficially own, nor have agreed to acquire, any securities of any corporation.

7.4.7.	no Person is entitled or has claimed to be entitled to require any Subsidiary to issue any share, interest or loan capital either now or at any future date whether contingently or not.

7.5.	Associations and Branches

no Subsidiary:

7.5.1.	holds or beneficially owns or has agreed to acquire after Signature Date any securities, or ownership interest, of any other business or corporation (whether incorporated in the State of Israel or elsewhere; or

7.5.2.	is or has agreed to become a member of any partnership (whether incorporated or unincorporated) or other unincorporated association, joint venture or consortium (other than recognised trade associations).

7.6.	Ownership of assets

7.6.1.	The Subsidiaries are the full legal and beneficial owner of and have good marketable title to all the assets included in the Accounts, and any assets acquired since the Accounts Date, except for those disposed of since the Accounts Date in the normal course of business.

7.6.2.	The Subsidiaries are in possession and control of all the assets included in the Accounts, and those acquired since the Accounts Date, except for those in the possession of a third party in the normal course of business.

7.6.3.	None of the assets, undertaking or goodwill of the Subsidiaries is subject to an Encumbrance, or to any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

7.6.4.	the equipment owned by the Subsidiaries and used in the operation of its business are individually and in the aggregate with due consideration for their age in good condition and state of repair, reasonable wear and tear excepted.

7.6.5.	the aggregate assets of each of the Subsidiaries comprise all the assets which the Subsidiaries consider necessary for the continuation of its business as carried on at the Signature Date.

7.7.	Vulnerable prior transactions

No Subsidiary has at any relevant time been party to a transaction pursuant to or as a result of which an asset owned, purportedly owned or otherwise held by any Subsidiary is:

7.7.1.	liable to be transferred or re-transferred to another Person; or

7.7.2.	which gives or may give rise to a right of compensation or other payment in favour of another Person under the law of any relevant jurisdiction or country.

7.8.	Compliance with statutes

So far as the Seller is aware, no Subsidiary, nor any of its officers, agents or employees (during the course of their duties), has done or omitted to do anything which is a material contravention of any statute, order, regulation or the like giving rise to any fine, penalty or other liability or sanction on the part of that Subsidiary.

7.9.	Licenses and consents

each Subsidiary has all licenses (including statutory licenses), permits and consents or other authorizations necessary to own and operate its assets and to carry on its business as it does at present and none of the Seller is aware of any act, event or omission that is likely to result in the revocation, suspension or modification of any of those licenses or consents or that is likely to prejudice their renewal.

7.10.	Insider contracts

7.10.1.	no Subsidiary is a party to any contract or arrangement in which the Seller or any Person connected with him or any member of the Seller’s Group is interested, directly or indirectly.

7.10.2.	no Subsidiary is a party to, nor have its profits or financial position during the three financial periods ended on the Accounts Date been affected by, any contract or arrangement which is not of an entirely arm’s length nature.

7.10.3.	the Seller nor any Person connected with him nor any member of the Seller’s Group is a party to any outstanding agreement or arrangement for the provision of finance, goods, services or other facilities to or by any Subsidiary or in any way relating to any Subsidiary or its affairs.

7.10.4.	no member of the Seller’s Group is entitled to a claim of any nature against the Subsidiaries, or has assigned to any person the benefit of a claim against the Subsidiaries to which the member would otherwise be entitled.

7.11.	Litigation

7.11.1.	no Subsidiary is engaged in any litigation or arbitration proceedings.

7.11.2.	so far as the Seller is aware, there are no circumstances which are likely to give rise to any litigation or arbitration proceedings by or against any Subsidiary.

7.11.3.	no Subsidiary has received notice that it is the subject of any investigation, inquiry or enforcement proceedings or process by any Governmental Authority nor, so far as the Seller is aware, are there any circumstances which are likely to give rise to any such investigation, inquiry, proceedings or process.

7.11.4.	no Subsidiary has received notice or is aware that it is subject to any outstanding judgment, decree, writ, injunction or order of any Governmental Authority.

7.11.5.	no member of the Seller’s Group is entitled to a claim of any nature against the Subsidiaries, or has assigned to any person the benefit of a claim against the Subsidiaries to which the member would otherwise be entitled.

7.12.	Insolvency

7.12.1.	no receiver or administrative receiver has been appointed in respect of any Subsidiary or in respect of the whole or any part of the assets or undertaking of any Subsidiary.

7.12.2.	no administration order has been made and no petition has been presented for such an order in respect of any Subsidiary

7.12.3.	no meeting has been convened at which a resolution is to be proposed, no resolution has been passed, no petition has been presented and no order has been made for the winding up of any Subsidiary.

7.12.4.	no Subsidiary has stopped or suspended payment of its debts, become unable to pay its debts or otherwise become insolvent in any relevant jurisdiction.

7.12.5.	no unsatisfied judgment, order or award is outstanding against any Subsidiary, no written demand under Insolvency legislation has been made against any Subsidiary and no distress or execution has been levied on, and no notice has been received by any Subsidiary of any other process commenced against, any asset of any Subsidiary.

7.12.6.	no voluntary arrangement or scheme of arrangement has been proposed or implemented in respect of any Subsidiary nor any scheme for the benefit of creditors generally proposed or implemented, whether or not under the protection of the court and whether or not involving a reorganization or rescheduling of debt.

7.12.7.	so far as the Seller is aware, no circumstances have arisen which entitle any Person to take any action, appoint any Person, commence proceedings or obtain any order of the type mentioned in the subparagraph above in any relevant jurisdiction.

ACCOUNTS AND FINANCIAL

7.13.	The Accounts:

7.13.1.	have been prepared under the historic cost convention and in accordance with applicable statutes and regulations;

7.13.2.	give a true and fair view of the state of affairs of the relevant Subsidiary as at the Accounts Date and of the profit or loss of the relevant Subsidiary for the period ended on the Accounts Date;

7.13.3.	contain either provisions adequate to cover, or particulars in notes, of all taxation and other liabilities known to the directors of the relevant Subsidiary at the Accounts Date and required to be included or disclosed in the Accounts;

7.13.4.	are not affected by any unusual or nonrecurring items other than the ordinary trading activities of the Subsidiaries.

7.14.	Consistency of Accounts basis

the Accounts have been prepared on a basis consistent with the basis employed in the relevant Subsidiary’s accounts for each of the three preceding financial periods and in particular:

7.14.1.	the basis of valuation for stocks and work in progress has remained the same in respect of the commencement and end of each of the accounting periods of each Subsidiary during the period of three years ended on the Accounts Date or since the date of its incorporation (whichever period is the shorter); and

7.14.2.	the rate of depreciation applied in respect of each fixed asset has been consistently applied over previous accounting periods of the relevant Subsidiary and is considered by the relevant Subsidiary to be adequate to write down the value of such fixed asset according to the rates defined in the Israeli tax regulation.

7.14.3.	other than as specifically disclosed in the Disclosure Letter, there has been no change in the accounting policies or practices of each Subsidiary during the period of three years ended on the Accounts Date.

7.15.	in the Accounts:

7.15.1.	full provision has been made for redundant, obsolete, unsaleable, deteriorated or slow moving stocks; and

7.15.2.	the value attributed to each fixed asset of the relevant Subsidiary does not exceed its reduced value as at the Accounts Date.

7.16.	Book debts

7.16.1.	the debts included in the Accounts have realized or so far as the Seller is aware will realize, in the ordinary course of collection, their nominal amounts less any provisions for bad and doubtful debts included in the Accounts.

7.16.2.	all debt owing to a Subsidiary at the Signature Date will, so far as the Seller is aware, in the ordinary course of collection realize its nominal amount.

7.17.	Books and records

all accounts, books, ledgers, and other financial records of each Subsidiary:

7.17.1.	are up to date and contain records of all matters required to be entered in them by the Israeli law; and

7.17.2.	show with reasonable accuracy the matters which ought to appear in them.

7.18.	Position since Accounts Date

Since the Accounts Date, no Subsidiary has:

7.18.1.	conducted its business other than in the ordinary and normal course;

7.18.2.	entered into any unusual contract or commitment or otherwise departed from its normal course of trading; and

7.18.3.	paid its creditors other than within the times agreed with them and in particular, without limiting the foregoing, no debt owed by any Subsidiary has been outstanding for more than 120 days from the date of invoice.

7.18.4.	created or suffered the imposition of any Encumbrance upon any of its assets, whether tangible or intangible.

7.18.5.	cancelled any debts or waived any claims or rights in excess of US$ 10,000 individually or US$ 100,000 in the aggregate.

7.18.6.	disposed of or permitted to lapse any right to the use of any Intellectual Property or disposed of or, to the knowledge of Seller, disclosed to any Person not authorized to have such information any Intellectual Property not previously a matter of public knowledge or existing in the public domain.

7.18.7.	amended any provision of its Articles of Associations or changed any of its authorized or issued capital stock.

7.18.8.	agreed, so as to legally bind any of the Subsidiaries whether in writing or otherwise, to take any of the actions set forth in this paragraph 7.18.

7.19.	Capital commitments

Except as disclosed in the Accounts, no Subsidiary had any commitments on capital account outstanding at the Accounts Date and since the Accounts Date no Subsidiary has entered into nor agreed to enter into any capital commitments exceeding US$ 10,000 in the case of any Subsidiary.

7.20.	Dividends and distributions

7.20.1.	No dividend or other distribution of profits or assets has been or agreed to be declared, made or paid by any Subsidiary since the Accounts Date.

7.20.2.	all dividends or other distributions of profits or assets declared, made or paid since the date of incorporation of each Subsidiary have been declared, made and paid in accordance with law and its Articles of Association.

7.21.	Bank borrowings, loan capital and guarantees

Except for the Internet Loan and MMP Loans no Subsidiary has outstanding any loan capital or any money borrowed, including money raised by acceptances or debt factoring, or any liability (whether present or future) in respect of any guarantee or indemnity in respect of the obligations of a third party.

7.22.	Continuation of facilities

In relation to any agreement, trust deed, instrument or arrangement under which amounts disclosed under the paragraph headed “Bank borrowings, loan capital and guarantees” are outstanding:

7.22.1.	the Seller has supplied to the Purchaser full details of it and true and correct copies of all documents relating to it;

7.22.2.	there has not been any contravention of, or noncompliance with, any of its terms;

7.22.3.	no steps for the enforcement of any Encumbrance have been taken or threatened;

7.22.4.	there has not been any alteration in its terms and conditions;

7.22.5.	so far as the Seller is aware neither the Seller nor any Subsidiary has done anything which might affect or prejudice its continuation;

7.22.6.	it is not dependent on the guarantee of, or on any security provided by, a third party; and

7.22.7.	it is not terminable by reason of the sale of the Sale Shares.

7.23.	Government grants

No Subsidiary is subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any Government Authority.

7.24.	Loans

No Subsidiary has lent any money that has not been repaid to it or owns the benefit of any debt (whether present or future) other than debts accrued to it in the ordinary course of its business.

7.25.	Bank accounts

The statement of the Subsidiaries’ bank accounts and of the credit or debit balances attached to the Disclosure Letter is correct, no Subsidiary has any other bank or deposit account (whether in credit or overdrawn) not included in the statement and since the date of that statement there has not been any payment out of any of the accounts except for routine payments.

7.26.	Tax

7.26.1.	The Accounts reflect an adequate reserve for all taxes payable by the Subsidiaries for all taxable periods and portions thereof through the Accounts Date.

7.26.2.	To the best of its knowledge, the Subsidiaries are not under audit or examination by any taxing authority, and no written or unwritten notice of such an audit or examination has been received by the Subsidiaries. No claim has ever been made by an authority in a jurisdiction where Subsidiaries do not file tax returns that it is or may be subject to taxation by that jurisdiction.

7.26.3.	There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes and no power of attorney with respect to any taxes has been executed or filed with any taxing authority.

7.26.4.	No liens for taxes exist with respect to any assets or properties of the Subsidiaries, except for liens for taxes not yet due.

7.26.5.	The Subsidiaries are not liable for taxes of any other person nor are the Subsidiaries party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).

7.26.6.	The Subsidiaries shall not be required to include in a taxable period ending after the Signature Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period.

7.26.7.	Subsidiaries are not a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for income tax purposes.

7.26.8.	There are no private letter rulings in respect of any tax pending between the Subsidiaries and any taxing authority.

COMMERCIAL

7.27.	Suppliers and customers

No supplier of any Subsidiary has notified a Subsidiary in the six months prior to this Agreement that it has ceased nor so far as the Seller is aware will cease supplying it nor that it has reduced in the last six months its supplies to any Subsidiary nor so far as the Seller is aware will reduce its supplies to any Subsidiary nor has any Subsidiary terminated its agreement with any supplier in the six months prior to this Agreement;

and no customer of any Subsidiary has notified a Subsidiary in the six months prior to this Agreement that it has terminated nor so far as the Seller is aware will terminate any contract with it or withdraw or reduce its custom with it, after Signature Date or as a result of the proposed acquisition by the Purchaser.

7.28.	Trading contracts and outstanding offers

7.28.1.	each Subsidiary has observed and performed all the terms and conditions on its part to be observed and performed under the Material Contracts in all material respects and so far as the Seller is aware the other party or parties to such contracts are not in default thereunder.

7.28.2.	no Subsidiary will be required after the Signature Date to undertake any work or supply any goods or services, except on normal commercial terms under a contract entered into on or before the Signature Date.

7.28.3.	no offer, tender or the like which is capable of being converted into an obligation of any Subsidiary by an acceptance or other act of some other Person is outstanding, except in the ordinary course of its business.

7.29.	Material contracts

no Subsidiary is a party to any contract, arrangement or obligation which:

7.29.1.	will generate sales revenue of US$ 100,000 or more; or

7.29.2.	is not in the ordinary course of its business; or

7.29.3.	is incapable of performance in accordance with its terms within twelve months after the date on which it was entered into or undertaken; or

7.29.4.	cannot be fulfilled or performed by that Subsidiary on time and without undue or unusual expenditure of money and effort; or

7.29.5.	requires an aggregate consideration payable by that Subsidiary in excess of US$ 50,000 (other than as a result of royalties based on sale income); or

7.29.6.	involves the supply of goods the aggregate sales value of which will represent in excess of ten per cent. of the turnover expected by the Seller for the current financial year; or

7.29.7.	involves payment by that Subsidiary by reference to fluctuations in the Consumer Price Index or any other index; or

7.29.8.	is for the provision of management or similar services to that Subsidiary and which is not terminable by it on less than three months’ notice without compensation.

such contracts (if any) being “Material Contracts”.

7.29.9.	the Material Contracts are in full force and effect and each Subsidiary has observed and performed all the terms and conditions on its part to be observed and performed under the Material Contracts in all material respects.

7.30.	Agencies, Distributors, etc.

no Subsidiary is a party to:

7.30.1.	any agency, distributorship, marketing or licensing agreement or arrangement; or

7.30.2.	any contractual agreement or arrangement which restricts its freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit.

7.31.	Intellectual Property Rights

7.31.1.	all Intellectual Property Rights of the Subsidiaries or used by them in relation to their respective businesses are created by the Subsidiaries or validly licensed to, or acquired by, the Subsidiaries.

7.31.2.	neither the Seller nor the Sellers Group has any claim to the Intellectual Property Rights of the Subsidiaries.

7.31.3.	the Subsidiaries have valid assignments or licenses from each contributor for material published or distributed by the Subsidiaries;

7.31.4.	so far as the Seller is aware no activities of any Subsidiary infringe any Intellectual Property Rights of any third party and no claim has been made against any Subsidiary in respect of any such infringement.

7.31.5.	details of all registered Intellectual Property Rights and all applications for registration of Intellectual Property Rights owned by any Subsidiary are set out in the Disclosure Letter, and each Subsidiary identified in the Disclosure Letter as the owner of any of the registered Intellectual Property Rights is the sole proprietor and is solely entitled beneficially to such Intellectual Property Rights. None of such Intellectual Property Rights or any unregistered Intellectual Property Rights owned by the Subsidiaries has lapsed or been cancelled and nothing has been done or omitted to be done which would prejudice the validity or enforceability of any such Intellectual Property Rights.

7.31.6.	no Subsidiary has been notified of, and the Seller is not aware of, any challenge to the subsistence, validity or ownership of any registered or unregistered Intellectual Property Rights referred to in paragraph 7.31.5 above or of any unregistered Intellectual Property Rights owned by the Subsidiaries.

7.31.7.	the Subsidiaries have in full force and effect all licenses and consents relating to Intellectual Property Rights used but not owned by the Subsidiaries for the use the Subsidiaries make of such Intellectual Property Rights.

7.31.8.	the Intellectual Property Rights owned by the Subsidiaries and those which are the subject of the license agreements referred to in paragraph 7.31.7 above comprise all the Intellectual Property Rights the Subsidiaries require to carry on their respective businesses as such businesses have been carried on during the year prior to the Signature Date and such rights and each Subsidiary’s ability to use the Intellectual Property Rights it owns will not be affected by the acquisition of the Subsidiaries by the Purchaser and so far as the Seller is aware each Subsidiary’s ability to use the rights which are the subject of the license agreements referred to in paragraph 7.31.7 above will not be affected by the acquisition of Subsidiaries by the Purchaser.

7.31.9.	the Seller is not aware of any unauthorized use by any Person of any Intellectual Property Rights owned or used by any Subsidiary or Information of a confidential nature.

7.32.	Insurance

7.32.1.	complete and correct particulars of the insurance policies effected for the benefit of each Subsidiary are set out in the Disclosure Letter.

7.32.2.	all such insurance policies are currently in full force and effect and nothing has been done or omitted to be done by any Subsidiary which could make any policy of insurance void or voidable.

7.32.3.	complete and correct particulars of the outstanding claims under each Subsidiary ‘s insurance policies are set out in the Disclosure Letter and:

7.32.3.1.	all such claims have been notified to the relevant insurer in accordance with the terms of the relevant policy;

7.32.3.2.	all such claims have been accepted as payable in full by the relevant insurer; and

7.32.3.3.	the aggregate loss represented by all such claims does not exceed the amount of insurance available to satisfy them under the relevant insurance policies.

7.33.	Publication Rights

No Subsidiary is obliged under the terms of any grant of publication rights to pay any further or additional sums or fees to any contributor in respect of any republication or other reproduction of the contributor’s material, or in respect of any right granted by a Subsidiary to third parties to reproduce or distribute such material in excess of 10% of the receipts from such republication, reproduction or distribution.

7.34.	Business names

No Subsidiary carries on business under a name other than its own corporate name.

7.35.	Domain Names

Listed in the Disclosure Letter are all domain names used by the Subsidiaries in connection with the businesses as carried on at Signature Date. The Subsidiaries are the sole registered users of all domain names used in connection with the businesses as carried on at Signature Date. Each Subsidiary has taken all steps necessary to maintain its domain name registrations and has complied with all requirements of the relevant domain name registration body.

7.36.	Websites

Listed in the Disclosure Letter are all Internet websites operated by a Subsidiary in connection with that Subsidiary’s business. No Subsidiary has received any notice alleging that the Internet websites owned or operated by the relevant Subsidiary and used in connection with that Subsidiary’s business contain material that is defamatory, offensive, obscene, racist or which is in breach of any Person’s rights.

7.37.	No powers of attorney

7.37.1.	there are no powers of attorney in force given by the Subsidiaries which remains in force.

7.37.2.	no person, as agent or otherwise, is entitled or authorized to bind or commit the Subsidiaries to any obligation not in the ordinary course of business.

7.38.	Loans

With the exception of the Loans no Subsidiary has been a party to any loan, advance, credit, or finance transaction with any Person, individual, employee, entity, company, trust, partnership or business connected with the Seller or the Seller’s Group which has not been repaid in full as at Signature Date.

7.39.	Competitors

To the best of the Seller knowledge, no Person, other than GPS & More, has notified the Seller or any Subsidiary of its intention to compete with MMP in the business of supplying a geographic navigation database for use on mobile devices.

PROPERTIES

7.40.	Title

7.40.1.	the Properties are the only properties owned, controlled, used or occupied by any Subsidiary and all deeds and documents necessary to prove title to each Property are in the possession of the relevant Subsidiary or are the subject of acknowledgements for production.

7.40.2.	one of the Subsidiaries is the legal and beneficial owner in possession of each Property as shown in the Disclosure Letter, is in exclusive occupation of it and has a good title to it.

7.41.	Encumbrances

7.41.1.	each Property is free from any Encumbrance.

7.41.2.	no Property is subject to any sub-tenancy licence or overriding interest.

7.41.3.	no outgoings are payable in respect of any Property except national non-domestic rates, charges for the supply of water and the provision of sewerage services and (in the case of leasehold Property) rent, insurance and service charge and other payments under the relevant Leases.

7.42.	Covenants

all covenants affecting the leasehold titles to the Properties have been materially performed and observed save as to repair and redecoration and no Subsidiary has received notice of any outstanding breach of covenant in respect of any Property.

7.43.	Disputes

there are no claims nor disputes regarding boundaries, easements, covenants or other matters relating to any Property or its use.

7.44.	Planning

7.44.1.	during the term of the Lease of any Property no development, alterations or other works which would require any permission or consent under the Israeli planning and zoning laws or under any bye-laws, building regulations or other relevant legislation have been carried out by any Subsidiary without all those permissions and consents having been obtained and all conditions attached to those permissions and consents have been observed and performed.

7.44.2.	no notice has been received by any Subsidiary or injunction granted or applied for in respect of any breach or alleged breach of planning control or of any bye-laws, building regulations or other relevant legislation in respect of the Properties.

7.44.3.	no Subsidiary nor any Person on behalf of any of them has made:

7.44.3.1.	any application for planning permission in respect of any Property which has yet to be determined by the local planning authority; or

7.44.3.2.	any appeal in respect of any planning permission, or the refusal or deemed refusal of any planning application, in respect of any Property.

7.45.	Notices and orders

no Subsidiary has received any notice or order materially adversely affecting the use of any Property as offices from any Government department, any authority or any third party.

7.46.	Leases

7.46.1.	there are no outstanding rent reviews in respect of the lease agreement.

7.46.2.	the lease agreement has not been varied nor have any licenses or consents been issued under it and no collateral assurances or undertakings have been entered into with the reversioner or any third party.

7.46.3.	neither the Seller nor any Subsidiary is aware of any major item of expenditure already incurred by the landlord of any Property or expected to be incurred by him within the next 12 months which is recoverable in whole or in part from any Subsidiary.

7.46.4.	no notices have been given or received under any of the lease agreement and there are no subsisting disputes between any Subsidiary and the reversioner in relation to any of the lease agreement.

EMPLOYEES

7.47.	Particulars disclosed

full particulars or, in the case of a document, a copy of the following are contained in or annexed to the Disclosure Letter:

7.48.	workers

7.48.1.	the names of all the workers of each Subsidiary, any Person who has accepted an offer of employment made by any Subsidiary but whose employment has not yet started and of any worker who has given, or has been given, notice of termination of his employment;

7.48.2.	the terms and conditions on which the Persons referred to in 7.48.1 above are employed or have been offered employment including without limitation:

7.48.2.1.	their emoluments;

7.48.2.2.	any arrangement or practice under which any worker may receive, or any former worker has during the Relevant Period received, any payment, whether contractual, customary or discretionary by reference to his own performance or the performance of the whole or any part of the business of any Subsidiary;

7.48.2.3.	any arrangement or practice regarding redundancy or severance payments, whether contractual, customary or discretionary, above the statutory payment;

7.48.2.4.	any agreement for the provision of any consultancy service or the service of personnel to any Subsidiary;

7.48.2.5.	any written employment practice or policy operated in relation to any Subsidiary’s workers or any group of them, whether contractual, customary or discretionary;

7.48.2.6.	any loan or other financial assistance provided to any worker, or past or prospective worker, of any Subsidiary which is outstanding;

7.48.3.	no proposal, assurance or commitment has been communicated to any Person regarding any change to his terms of employment or working conditions or regarding the continuance, introduction, increase or improvement of any benefit or any customary or discretionary arrangement or practice and no negotiations have commenced for any such matter.

7.48.4.	all subsisting contracts of employment to which any Subsidiary is a party are terminable by it on three months’ notice or less without compensation (other than compensation pursuant to the Israeli Law).

7.48.5.	except in respect of reimbursement of out of pocket expenses and normal accruals of emoluments after the Accounts Date, no sum is owing or promised to any worker of any Subsidiary or under any agreement.

7.48.6.	since the Accounts Date, no change has been made in the rate of the emoluments of any worker of any Subsidiary and none have been proposed.

7.49.	Disputes, investigations and collective redundancies

7.49.1.	no claim in relation to the Subsidiaries’ workers or former workers has been made and notified to a Subsidiary or to the knowledge of the Seller threatened against any Subsidiary.

7.49.2.	No enquiry or investigation affecting any Subsidiary has been made by any Governmental Authority in respect of any act, event, omission or other matter arising out of or in connection with:

7.49.2.1.	any application for employment by any Person; or

7.49.2.2.	the employment (including terms of employment, working conditions, benefits and practices) or termination of employment of any Person;

and the Seller is not aware of any circumstance which may give rise to any such claim or investigation.

7.49.3.	there is not, and during the Relevant Period there has not been, any industrial action affecting any Subsidiary and the Seller is not aware of any circumstance which might give rise to industrial action.

7.49.4.	no worker of any Subsidiary has within the Relevant Period been involved in any criminal proceedings relating to the business of any Subsidiary and the Seller is not aware of any circumstances which are likely to give rise to any such proceedings.

7.49.5.	There is no representative body representing the workers of any Subsidiary.

8.	Purchaser’ Warranties

As of the date hereof, the Purchaser represent and warrants to the Seller to the best of his knowledge and belief that:

8.1.	Accuracy of recitals and schedules

The particulars relating to the Purchaser set out in the recitals and the schedules to this agreement are true and accurate.

8.2.	Organization, Good Standing and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Israel and has all requisite corporate power and authority to carry on its business.

8.3.	Authorization. All corporate action on the part of Purchaser, its founders, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations of Purchaser hereunder, and the purchasing of the Shares has been lawfully taken or will be taken prior to the Closing, and this Agreement constitute valid and legally binding obligations of Purchaser.

8.4.	Due Diligence. The Purchaser represents that he is able to fend for himself, can bear the economic risk of the transaction hereunder, and has such knowledge and experience in financial or business matters that he is capable of evaluating the merits and risks of the acquisition of the Sale Shares. The Purchaser has had access to all aspects of the business of the Subsidiaries as presented by the Seller and he has been furnished by the Seller with all documents and information regarding the Subsidiaries which Purchaser has requested, and has been afforded the opportunity to ask questions and receive answers from duly authorized officers or other representatives of Seller and the Subsidiaries concerning the Subsidiaries business, assets and financial position, as well as any additional information which he has requested. Subject to the representations made by the Seller in paragraphs 6 to 7 above, the Purchaser declares and warrants that it shall have no claim against Seller and the Subsidiaries with regard to their condition, from all aspects, including, but not limited to, its financial, legal and commercial condition. The Purchaser declares and warrants that he has found the Sale Shares to be suitable for his purposes. During the due diligence process the purchaser received, inter alia, all the documents that are listed in Schedule 8.4.

9.	Activities of the Seller and Subsidiaries until the Closing Date

9.1.	The Seller undertakes that the business of the Subsidiaries shall be conducted in the manner provided in this paragraph from the Signature Date to Closing.

9.2.	Subsidiaries shall carry on business in the normal course.

9.3.	Subsidiaries shall not:

9.3.1.	dispose of any material assets used or required for the operation of its business; or

9.3.2.	enter into, modify or agree to terminate any Material Contract; or

9.3.3.	incur any capital expenditure on any individual item in excess of US$ 25,000; or

9.3.4.	make, or agree to make, material alterations to the terms and conditions of employment (including benefits) of any of its directors, officers or employees; or

9.3.5.	dismiss any of its employees or offer a contract of employment to any individual; or

9.3.6.	create any Encumbrance over any of its assets or its undertaking; or

9.3.7.	institute, settle or agree to settle any legal proceedings relating to its business, except debt collection in the normal course of business; or

9.3.8.	grant, modify, agree to terminate or permit the lapse of any Intellectual Property Rights or enter into any agreement relating to any such rights; or

9.3.9.	pay any management charge to the Seller; or

9.3.10.	incur any liabilities to the Seller, other than trading liabilities incurred in the normal course of business; or

9.3.11.	enter into any (or modify any subsisting) agreement with any trade union or any agreement that relates to any works council.

9.4.	Subsidiaries may do anything falling within paragraphs 9.3 if the Purchaser has given written consent.

9.5.	Subsidiaries shall maintain in force insurance policies:

9.5.1.	that have limits of indemnity at least equal to; and

9.5.2.	the other terms of which are no less favourable than,

9.5.3.	those policies of insurance maintained by the Company or, in relation to one of the Subsidiaries, by that Subsidiary on the date of this agreement.

9.6.	The Seller shall use its best endeavours to maintain the trade and trade connections of the Subsidiaries.

9.7.	The Seller shall give to the Purchaser as soon as possible full details of any material change in the business, operations, assets, position (financial, trading or otherwise), profits of the Subsidiaries of which it is aware.

9.8.	The Seller shall not incur any liabilities to the Subsidiaries, other than trading liabilities incurred in the normal course of business.

9.9.	no amendment, other than one made solely to comply with legislative requirements, shall be made to any agreements or arrangements for the payment of pensions or other benefits on retirement:

9.9.1.	to present or former directors, officers or employees of the Subsidiaries; or

9.9.2.	to the dependants of any of those people.

10.	Limitation of Seller’s’ Liability

10.1.	Time Limits on Bringing Claims

The liability of the Seller in respect of the Warranties shall terminate:

10.1.1.	on or before two years following Signature Date in respect of any Warranty Claim, except in respect of any Warranty Claim which is served on the Seller (specifying as reasonably practicable details of the nature of the Warranty Claim and the amount claimed) before such date.

10.1.2.	The Seller shall not be liable in respect of any Warranty Claim of which notice has been served under paragraph 10.1.1 unless, within twelve months of notice having being served under paragraph 10.1.1 or before two years following Signature Date, whichever is later, legal proceedings in respect of the Warranty Claim shall have been issued and served upon the Seller unless the Seller has assumed conduct of the claim in question.

10.2.	Limits on Amounts

10.2.1.	The Seller shall not be liable for any single Warranty Claim unless the amount of that Warranty Claim exceeds US$10,000, provided that Warranty Claims arising from the same or connected event or circumstances or series of events or circumstances shall be aggregated.

10.2.2.	The Seller shall not be liable in respect of any Warranty Claim unless the aggregate amount of all Warranty Claims (disregarding any Warranty Claims to which paragraph 10.2.1 applies) exceeds US$150,000 in which case the whole amount may be claimed by the Purchaser.

10.2.3.	Except as otherwise provided in this paragraph10.2 the maximum aggregate liability of the Seller in respect of all Warranty Claims and for all costs and interest shall not exceed an amount equal to US$ 13,000,000.

10.3.	Loss otherwise Compensates for

The Seller shall not be liable in respect of any Warranty Claim:

10.3.1.	to the extent that, in respect of any matter giving rise to a Claim, the Subsidiaries receive actual payment for indemnity under the terms of any insurance policy for the time being in force against any loss or damage suffered by the Subsidiaries or the Subsidiaries arising out of that matter;

10.3.2.	to the extent of any over-provision or over-reserve made in the Accounts in respect of any liability;

10.3.3.	to the extent that a specific amount that has been set out in a note, or specific allowance, provision or reserve has been made in the Accounts in respect of the matter to which the Warranty Claim relates;

10.3.4.	to the extent of the amount by which any assets of the Subsidiaries shall have been omitted, understated or over-depreciated in the Accounts; and

10.3.5.	to the extent that the matter giving rise to the Claim has been or is made good or is otherwise compensated for without cost or expense to the Purchaser or the Subsidiaries.

10.4.	Purchaser’s Knowledge and Entitlement to Recover Damages

10.4.1.	Without derogating from Seller’s liabilities under this section 10, if the Purchaser or the Subsidiaries are entitled to recover any amount from a third party with respect to a Warranty Claim ,provided that MPH satisfies the liability it has to the Purchaser or the Subsidiaries pursuant to such Warranty Claim ,the Purchaser and Subsidiaries shall assign to MPH any and all rights to enforce and recover any amount from 3rd party in relation to such Warranty Claim. If MPH makes the recovery described above, MPH shall be entitled to the proceeds received thereunder.

10.4.2.	No Warranty Claim may be made against the Seller in respect of any matter which the Purchaser have been advised in writing on or before Signature Date is a breach of the Warranties or which any of them has formed the view on or before Signature Date that it is a breach of the Warranties.

10.4.3.	The Purchaser is not entitled to recover damages or otherwise obtain restitution more than once in respect of the same loss.

10.5.	Other Limits

No liability of the Seller in respect of any Warranty Claim shall arise:

10.5.1.	if such Warranty Claim occurs by reason of any matter which would not have arisen but for the coming into force of any legislation not in force at the Signature Date or the withdrawal of any relief, allowance or concession available at the Signature Date (whether or not such legislation or withdrawal purports to be effective retrospectively in whole or in part); or

10.5.2.	to the extent that the Warranty Claim arises as a result of any change after Signature Date in the accounting policies or practices, length of accounting period or accounting reference date of the Subsidiaries provided that any such change in accounting policies or practices does not result from a breach of warranties.

10.6.	Conduct of Claim

10.6.1.	If any matter comes to the notice of the Purchaser or any member of the Purchaser’s Group or any Subsidiary or any of their respective officers which may give rise to a Warranty Claim, the Purchaser shall or shall procure that the relevant Subsidiary shall give written notice of the Warranty Claim to the Seller specifying the nature of the potential Claim in reasonable detail as soon as reasonably practicable and in any event within 14 days of becoming aware of the matter and that the matter may give rise to a Warranty Claim.

10.6.2.	The Purchaser shall, or shall procure that any Subsidiary shall take such action and give such information and assistance in connection with the affairs of the relevant Subsidiary as the Seller may reasonably request to resist, appeal, dispute, avoid, settle or compromise a claim giving rise to a Warranty Claim. Such information and assistance shall include, without limitation, providing reasonable access to relevant documentation and records and permitting the copying of such documentation and records.

10.6.3.	For the avoidance of doubt, the actions which the Seller may reasonably request under this clause 10.6 shall include (without limitation) the procuring of any Subsidiary to apply postponement or deferral of (so far as legally possible) the payment of any Tax and/or allowing the Seller to take on or take over at the Sellers own expense the conduct of all or any proceedings of whatsoever nature arising in connection with the Warranty Claim in question and, if the Seller take on or take over the conduct of the Warranty Claim, the Purchaser shall provide, and shall procure that any Subsidiary shall provide, such information and assistance as the Seller may reasonably require in connection with the preparation for and conduct of these proceedings.

10.6.4.	In relation to the Seller conducting a Warranty Claim in accordance with the provisions set out above: When conducting and/or proceeding a claim in relation to a Warranty Claim, the Seller shall at all times keep the Purchaser informed of the status development and progress of such claim and / or proceedings.

10.6.5.	The Purchaser shall, and shall procure that any Subsidiary shall, provide the Seller with copies of all correspondence entered into and notes of any conversations or meetings with any Taxation Authority to the extent that such correspondence or notes relate to the Warranty Claim in question.

10.6.6.	Subject to the provisions of this clause, no material written communication shall be forwarded to any Taxation Authority in relation to that Warranty Claim without the prior written approval of the Seller (such approval not to be unreasonably withheld or delayed).

10.7.	Duty of Mitigation

Nothing in this paragraph 10 shall restrict or limit in any way the general obligation at law of the Purchaser to mitigate any loss or damage which it may suffer in consequence of any matter giving rise to any Warranty Claim.

10.8.	Scope of Limitation

Nothing in this Schedule shall qualify or limit the liability of the Seller in relation to any Warranty Claim attributable to the fraud or willful concealment on the part of the Seller.

10.9.	The remedy for any Warranty Claims shall be limited to proved and direct damages for breach of contract.

11.	Non-Competition

At Closing, Seller shall deliver to Purchaser a non-competition and confidentiality statement, signed by each of (a) the Seller (b) Dani Tracz and (c) Vitek Tracz stating the following:

I hereby undertake, for a period of three years from this date:

(a) not to, directly or indirectly, alone or jointly with or by means of any other person, without the prior written consent of Purchaser (i) carry on or be interested in a business in competition with the Business (“a Competing Business”); and (ii) act as a consultant or employee or officer or in any managerial capacity in a Competing Business; (b) not to disclose to any person or entity and not to use for his own benefit or the benefit of any other person or entity any Confidential Information of the Subsidiaries which he has obtained by virtue of his employment or ownership in Seller. “Confidential Information” shall include, without limitation, lists or details of customers, information relating to the working of any process or invention carried on or used by the Subsidiaries, information relating to research projects, prices, discounts, mark-ups, future business strategy, marketing, tenders and any price sensitive information.

For the purpose of this undertaking “the Business” means the business of (a) the creation, collection and licensing of geographic navigation databases of Israel (b) the operation of travel, tourism and leisure internet portal of Israel and (c) the publication of maps guides and reference works in Israel in each case as carried on prior to Closing by the Subsidiaries but which for the avoidance of doubt specifically excludes the business of providing;

(a)	databases of events and listings to businesses

(b)	software for use in navigation

(c)	a geographic navigation database of Israel where the provision is by Telmap Limited of a geographic navigation database that it has licensed from a third party and such provision is packaged with Telmap Limited’s navigation software.

12.	Miscellaneous

12.1.	Each of the Parties, Dani and Muli shall bear and pay the taxes and levies imposed on it (if at all) under any law in relation with this Agreement and the transactions contemplated therein. Payments made by Purchaser shall be subject to deduction for Israelian withholding taxes that may apply to payments from Purchaser to Seller, Dani and Muli. Purchaser shall cooperate with Seller, Dani and Muli in providing documentation that will assist Seller, Dani and Muli to obtain tax credits with respect to such withholding.

12.2.	This Agreement shall not be modified or amended except by a written instrument signed by both of the Parties hereto.

12.3.	No Party shall be entitled to sell, assign, transfer or otherwise convey any of its rights or delegate any of its duties under this Agreement.

12.4.	If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.

12.5.	This Agreement shall be governed by, and construed in accordance with, the laws of the state of Israel, without giving effect to its conflict of laws rules.

12.6.	No waiver, presumption, postponement, grant of extension or failure to act at the designed time by the either of the Party shall be considered as a waiver of any kind on the part of that Party of its rights under this Agreement, nor shall it constitute a claim or defense to a claim on the part of the other Party.

12.7.	Except as otherwise provided in this Agreement, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder.

12.8.	Any notice required or permitted by any provision of this Agreement shall be given in writing and shall be delivered personally or by prepaid overnight international courier, to the address of the Party as set forth above or such other address for such Party as shall be designated in writing from time to time by such Party. Notices that are delivered personally shall be deemed received on the day of delivery and notices sent by prepaid overnight international courier shall be deemed given two business days after being duly dispatched. A copy of any notice sent to the Seller shall also be sent to The Legal Director, Science Navigation Group, Middlesex House, 34-42 Cleveland Street, London, W1T 4LB, or such other address as the Seller shall notify in writing to the Purchaser in accordance with the terms of this Clause.

12.8	This Agreement and the documents referred to in it constitute the whole agreement and understanding between the Parties relating to its subject matter.

12.9	The Purchaser acknowledges that in agreeing to enter into this Agreement, it has not relied on any representation, warranty, collateral contract or other assurance (except those set out in this Agreement and/or any other deed or agreement entered into on the date of this Agreement between the Parties) made by or on behalf of any other party before the signature of this Agreement, including without limitation any representation, warranty or other assurance set forth in that certain Confidential Information Memorandum prepared by or on behalf of the Seller.

The Purchaser waives all rights and remedies which, but for this sub-clause, might otherwise be available to it in respect of such representation, warranty, collateral contract or other assurance. Nothing in this clause limits or excludes any liability for fraud or fraudulent misrepresentation.

        IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

Mapa Publishers Holding B.V	E-Com Global Electronic Commerce Ltd.
By: ——————————————	By: ——————————————	By: ——————————————
Name: Dani Tracz (by power of attorney)	Name: Gil Sheratzky	Ran Sviro
Title: ——————————————	Title: CEO	CFO

We approve the above-mentioned, and we declare and undertake to act under and according to the terms and conditions of this Agreement, including, without limitation to our personal undertaking as detailed in sections 2, 5 and 12.1 and its schedules.

—————————————— Dani Tracz	—————————————— Muli Meltzer

I, the undersigned hereby approve that Mr. Dani Tracz, appeared before me on 26/4/2007 and signed this Agreement and all ancillary documents required for its execution, on MPH’s behalf in accordance with (i) MPH’s Board of Directors resolution dated 23/3/2007 and (ii) the power of attorney, both attached as Schedule ___ to this Agreement .

——————————————	26/4/2007
David Abadi, Adv.	Date

I, the undersigned hereby approve that the Purchaser has adopted all the resolutions necessary to empower it to enter into this Agreement and to fulfill its undertakings under this Agreement, and that in accordance with the said resolutions, Mr. Gil Sheratzky and Mr. Ran Sviro, were given the authority to sign this Agreement and all ancillary documents required for its execution on the Purchaser’s behalf.

——————————————	26/4/2007
Guy Aharonov, Adv.	Date

I, the undersigned hereby approve that Mr. Dani Tracz. I.D 067236547 of 15 Melchet Street, Tel Aviv, Israel appeared before me 26/4/2007 and signed above, after I explained him the Agreement’s contents and meaning.

——————————————	26/4/2007
David Abadi, Adv.	Date

I, the undersigned hereby approve that Mr. Muli Meltzer, I.D 07062052 of 5 Wilson Street, Tel Aviv, Israel appeared before me on 26/4/2007 and signed above, after I explained him the Agreement’s contents and meaning.

——————————————	26/4/2007
David Abadi, Adv.	Date

Schedule 7

Last update: 25/4/07
General Disclosure

All the documents provided to the Purchaser as part of its due diligence enquiries as listed on the attached document list are deemed disclosed.

Without prejudice to the generality of the above general disclosure the following disclosures are made by the Seller against all the Warranties to which they may be relevant. For the sake of convenience only the following specific disclosures are set out by reference to certain of the Warranties as they appear in the Agreement.. Where a document is referred to the document is the document in the bundle attached to this Disclosure letter.

Warranty	Disclosure

7.2	See Document 7.2

7.5.2	MMP has co-publishing joint ventures with the following;
(a)	Tel Aviv University Press – religious reference
(b)	Hakibbutz Hameuhad : “bird lexicon” + “photographers lexicon”
(c)	Albatros – “Eretz Yafa”

7.6	MMP keeps stock of books at its distributor Lior Sherf on consignment. See also Disclosures to Warranty 7.21 below.
See Document 7.6 a list of leases for cars to which the Company is a party.

7.7	Under the terms of MMPs standard author contract in the event of MMP having less than 100 copies of a title in stock for 12 months or more then the rights granted by the author in such title revert to the author and MMPs publishing rights terminate.

Alona Frankel, author of “A Girl” has the right to terminate her agreement with Mapa in the event that Dani Tracz leaves MMP. The author is waiting to see who the new owners of the Mapa Group will be before making a decision. See Document 7.27

7.9	Although no license is required MMP is required to comply with generally accepted censorship rules relating to its maps regarding military installations in Israel.

7.10.1	MMP licenses certain data to Telmap Limited and Map Data Services Limited, both members of the Sellers Group to enable them to supply it, bundled with its software to clients. Copies annexed as Document 7.10.1
Agreement with Telmap Limited
1. Workforce Fleet Management- partner
Date of agreement:01.01.04, renews every year for a year.
Payment: 35% from monthly income.

2. Vehicles fleet management – Monitex:
Date of agreement: 05.07.06, renews every year for a year.
Payment – according to the price list below:

Number of car per unit	First year payment	Payment for second year and onwords

Up to 10	350$	175$

10-30	600$	300$

30-100	1200$	600$

100-300	2000$	1000$

Agreement with Map Data Services Limited

Mirs Pollaris - for the I860 cellular telephone navigation
Date of agreement: 05.08.05, renews every year for a year.
Payment: 1.125$ per unit.

Cellcom Pollaris for navigation
Date of agreement: 01.08.05, renews every year for a year.
Payment:new subscribers pay for 6 months in advance - 6*1.25$
After 6 month the payment is 1.25$ per month

MMP distributes a book called “Rumours of Love” written by Yael Naeman who is the partner of Mr Dani Tracz.

7.10.2	Mapa Internet Limited (and prior to Mapa Internet Limited acquiring the Mapa Internet business from Mapa mapping and Publishing Limited) had a license from Telmap Limited for Telmap’s navigation and map server software. This license came to an end in September 2006 as Mapa Internet Limited identified alternative sources for this software. This agreement may not have been on entirely arm’s length terms. See Document 7.10.2 Mapa Mapping and Publishing Limited has provided certain services, such as office space, computer and telephone services, at cost to Global Datapoint Limited, a member of the Sellers Group, since mid 2006. The provision of such services terminated prior to the Closing Date. As the services were provided at cost they were not on an arms-length basis.

Certainarrangements between the Subsidiaries are often on a cost recovery basis which are not on an arms-length basis.

7.11	MMP has a running claim for violation of usage rights to the Company's databases. This claim is against Ekshtein Systems Ltd's officer- Mr. Eli Chen.

MMP believes that it has a claim for breach of contract against Hitahdut Hazelila who contracted with MMP to purchase 10,000 copies of a book branded with the customers logo (and so not saleable to anyone else). To date 20.1.07 has only purchased 1,050 copies and so MMP has 8,950 in stock. MMP will await the new owners decision on whether to pursue this action. See Document 7.11.

Occasional unlicensed usage of map data, reviews and other material owned by MMP and Internet is identified. If such usage is non material by an individual the Companies policy is to take no action. If such usage is by a commercial organisation the company contacts such person about the unlicensed usage. In exceptional circumstances the Company will instruct legal counsel to take appropriate action against infringers. Currently MMP and Internet are not aware of any unlicensed usage that would require instructing lawyers to take action for misuse.

7.13.4	The Purchaser is referred to the Accounts and prior year Financial Statements as all unusual or nonrecurring items, such as capital gains (losses), prior years incomes (expenses), provisions for impairment loss etc’, if any, are presented as other income (expenses) in the financial statements.

See Document 7.13.4 MMP and Internet 2004,2005 and 2006 Accounts

7.14	Prior to the 2004 financial statements no provision was made in the accounts for licenses that ran beyond the year end. All income arising was taken during the year of invoice. From the 2004 financial statements provision was made on the basis of a time apportionment of the income in line with the term of the license. Prior to the 2004 financial statements no credit was taken of income earned during the period but invoiced subsequently. From the 2004 financial statements income earned during the period but billed subsequently was included in the financial statements for the year in which the income was earned.

Prior to the 2004 financial statements no provision was made for vacation pay and severance pay. From the 2004 financial statements provisions was made for vacation pay and severance pay.

Prior to the 2005 financial statements no provision was made for royalties due to authors. From the 2005 financial statements provision was made for royalties due to authors.

7.14 and 7.15	Fixed assets depreciation is computed by the straight line method based on the depreciation rates according to the tax regulations in Israel.

The value attributed to each fixed asset of the relevant Subsidiary such as computers and software, furniture and equipment, vehicles, leasehold improvements might exceed its current market value.

The intangible assets such as the Know How and the Technology are presented in the financial statements of Mapa Internet Ltd at the Accounts Date on cost basis net of accumulated amortization. These intangible assets are amortized over estimated useful life, based on the best estimation available at the date of the purchase of these assets. The best estimation mentioned above is made by the management based on certain assumptions which might change with the passage of time.

The goodwill is presented in the financial statements of Mapa Internet Ltd at the Accounts Date on cost basis net of accumulated amortization. Effective January 1, 2006 the amortization of the goodwill was terminated.

The value attributed to the goodwill does not necessary represents its current market value.

7.14.2 and 7.15.2	The rate of depreciation applied is that permitted by the tax authorities. The write down value of fixed assets of computer equipment, furniture and motor cars may be greater than the relevant assets market value.

7.16	a)	Ronit Vered is contracted to write a work called [Culinary trips] for MMP which was due to be delivered in 2006 for which an advance of NIS10,000 was paid. The material has never been delivered and so MMP has terminated the contract with the author and waived its right to be repaid the advance. See Document 7.16
b)	Eitan Ben Natan was contracted to collate a “Dictionary of Quotations” and was paid a fee of NIS70,000 for this task, all rights in the work belonging to MMP. MMP and Eitan Ben Natan have been unable to agree on the extent of the content that should be included in the work. MMP have agreed with Eitan Ben Natan and Magnes Publishers that if they repay the fee of NIS70,000 as royalties to MMP, ,then MMP will transfer all the rights in the work to Magnes Publishers . See Document 7.16

7.16	U Drive, a customer of MMPs licensed to use MMPs map database is thought unlikely to pay the sum due.

7.18.2	Internet has reached an agreement with LB Motion / Trap Near You for the use of their police speed camera data in return for 2% of the income received from each new subscriber recruited to the Site following the introduction of the data to the Site which is anticipated to occur at the end of February. See Document 17.18.2

7.18.3	The terms of trading with Dfus Kal Limited and Krlkhiyat Kordova Limited permits payment 120 days after the end of the month of invoice and so debts to these suppliers may be outstanding for more than 120 days.

7.18.5	MMP agreed to reduce an invoice sent to Bank Leumi by 15% in respect of a purchase of 50,000 copies of a book because Bank Leumi were not satisfied with the quality of the paper and printing of the book.

7.19	MMP has purchased the following software licenses since the Accounts Date: SQL server with 2 cpu's support + 30* "Office"

7.21	1)	In addition to the Internet Loan and MMP Loans mentioned in 7.21, there is an outstanding loan from Discount Bank in amount of NIS 61,000 as at the Accounts Date. The loan is to be repaid on or before December 2007. This loan is secured on a car owned by the MMP.See Document 7.21
2)	Mapa Mapping and Publishing Ltd has furnished bank guarantees as follows:
–	A NIS 25,000 guarantee in favour of the Ministry of Tourism to secure an agreement. See Document 7.21
–	A NIS 25,000 guarantee in favour of the court as part of a motion to grant temporary relief against a party to a claim for violation of usage rights to the Company’s databases. See Document 7.21
3)	Liens were pledged on the Mapa Mapping and Publishing Ltd’s assets to secure its liabilities to banks for credit received from them, as following:
–	A lien on all the Company's assets in favour of the Mizrakhi Tfakhot Bank. See Document 7.21- A specific lien on 2 vehicles in favour of the Mizrakhi Tfakhot Bank. See Document 7.21
–	MMP signed 2 promissory notes regarding the lease to the premises at 17 Tchernikhovsky Street. See Document 7.21

7.22.1	See Document 7.21

7.22.6	Dani Tracz and Mulli Meltzer each gave personal guarantees to Mizrakhi Tfakhot Bank and Discount Bank to secure MMPs liabilities to such banks .

Dani Tracz and Mulli Meltzer signed together a promissory note regarding the warehouse in Hulon. See Document 7.22.6

Dani Tracz and Mulli Meltzer are personal guarantors for the obligations of the Company on the lease to the premises at 17 Tchernikhovsky Street. See Document 7.22.6

Dani Tracz and Mulli Meltzer are personal guarantors for the 2 promissory notes MMP signed regarding the lease to the premises at 17 Tchernikhovsky Street . See Document 7.22.6

7.26.5	The Subsidiaries are responsible for withholding tax from the payments to their suppliers and for withholding the income tax from the salaries paid to their employees as required by the tax regulations.

7.26.7	The Subsidiaries are united entity for the purpose of VAT.

7.26.8	There is an assessments agreement between Mapa Mapping and Publishing Ltd and the tax authorities for the tax years 2000-2003.

7.27	Telmap Limited has ceased to supply Internet as a result of Internet electing not to renew the license to use Telmap software and now uses in-house software.

Some individual subscribers to Internet have not renewed their subscriptions in the last six months.

Internet terminated its agreement with Harel Moradi PR on renewal as Internet no longer wished to continue to use its services.

Internet intends to terminate its agreement with NETO, an advertising broker as they are not providing the services that Internet needs. Internet will sign an agreement with Walla instead The Internet Service Providers who have previously sold subscriptions to Internet to their customers have decided to wind down this direct selling operation and are no longer recruiting new subscribers to Mapa Internet.

Map Info, a supplier of map data software applications changed its Israelis exclusive distributor from OpiSoft to Map It in December 2006. As a result of this change OpiSoft has ceased to supply MMP but has been replaced by Map It.

IBM has announced that they will cease to support Infomix UDO 9.14 (a database product) from 1.1.2006. (MapInfo, which is the GIS software that we use, supports only this version of Informix) GPS & More has notified MMP that it is creating its own map database and will in the future (no date given) cease to be a customer of MMP for its map database.

Alona Frankel, author of “A Girl” has the right to terminate her agreement with Mapa in the event that Dani Tracz leaves MMP. The author is waiting to see who the new owners of the Mapa Group will be before making a decision. See Document 7.27 Until 31 December 2006 MMP represented the Estate of Hanoch Levine (deceased) in its relationship with Hakibulz Hameud for which MMP was paid NIS 40,000 per annum, NIS 20,000 of which was paid to the Estate of Hanoch Levine (deceased). This arrangement was terminated on 31 December 2006. See Document 7.27

In June 2006, MMP sold all its rights in the Educational books.

7.28.3	MMP has a proposal out with MIRS, the mobile telephone operator, for the use of certain MMP and Internet data for a GPS application for 4x4s that could be accepted shortly.

Internet has agreed terms with Nooly for the supply of certain weather data however the agreement has not yet been signed as a result of technical difficulties, but the agreement could be signed shortly.

Internet is in the final stages of negotiations with BMBY in relation to real estate listings on a pay per lead basis that could be signed shortly.

MMP has the following proposals out with potential customers;
(a)	Israel Defence Force: 40,000 copies of a travel guide
–	NIS 12 +VAT per copy
(b)	Lottery: 12 mini branded books 200,000 copies each
–	NIS 1.4 +VAT per copy
(c)	Health Maintenance Organization: 33,000 copies of an album
–	NIS 24 +VAT per copy
(d)

7.29	The following agreements are considered material contracts for MMP;

Agreement with Atlas CT dated 1.7.05 and its annexes regarding:
Yellow Pages, Ynet, D&B and Walla.
Agreement with Ituran dated 14.7.05
Agreement with GPS&More dated 8.10.00
Agreement with Ronlight dated 29.11.06
Agreement with MIRS dated 19.12.05
Agreement with Adalia dated 28.8.05
Agreement with Ministry of Tourism dated 20.12.05
Agreement with Army Oref dated 31.12.05
Agreement with Jerusalem University dated 15.11.06
Agreement with Kaf-Daled dated 21.8.06
Agreement with Ronlight dated 23.4.07
See Document 7.29

7.29.1	MMP is contracted to provide 14,000 copies of a book on walking to Unilever Israel for NIS 7 per copy, this contract should be fulfilled in January or February.

7.29.3	MMP and Internet have 8 cars leased under Lease Agreement. See Document 7.29.3

7.29.5	Internet pays MMP NIS 250,000 per annum for the use of its dataset.

Internet pays NIS11,000 per month for internet hosting services.

7.29.6	MMP’s book distributor Lior Sherf accounts for more than 10% of MMPs income from publishing activities.

7.30	Several Internet Service providers (Barak; Netvision; Smile; Kavei Zahav; Actcom and Bezek International) are distributors Several companies such as iMode and Mirs sell Internet product bundled with their applications.

Pelophone is licensed to use Internet Points of Interest information MMP licenses Internet data to a number of clients MMP does, in the ordinary course of its publishing business, grant permission to reuse material in other publications for a fee.

MMP has a distributor called Lior Sherf for its book titles.

MMP has several distributors of its GISrael database; Atlas CT, Teldor, Systematics, Points, Map-It, Omnitech, Gioda

7.30.2	MMP has granted Hachette in France the rights to publish The Historical Atlas of the Jewish People in French. See Document 7.30.2

7.31.5	MMP owns the registered trademark "Mapa Guide".

7.31.9	The Seller is aware of a number of pirate copies of navigation applications (such as Destinator and IGO) available in Israel which incorporates information from the MMP map database. However the source of such pirate copies is not clear and so action is not possible at this time.

Occasional unlicensed usage of map data, reviews and other material owned by MMP is identified. If such usage is non material by an individual the Companies policy is to take no action. If such usage is by a commercial organisation the company contacts such person about the unlicensed usage. In exceptional circumstances the Company will instruct legal counsel to take appropriate action against infringers. Currently MMP is not aware of any unlicensed usage that would require instructing lawyers to take action for misuse.

7.32	See Document 7.32

7.33	Under the terms of its standard agreement with its authors MMP pays the following royalties;
10% of receipts on the first 5,000 copies sold in bookshops (excluding special sales)
12% of receipts on the next 5,000 copies sold in bookshops (excluding special sales)
14% of receipts on sales in excess of 10,000 copies (excluding special sales).

The following authors have royalty arrangements which are different from the terms of the standard agreement set out above

1.	Alona Frenkel:A Girl: 20% of receipts
2.	Aharon Shabtai: Greek Mythology: 12.5% of retail price
3.	Yaakov Raz: Japanese Mythology: 12.5% of retail price
4.	Dan Daor: Chinese Mythology: 12.5% of retail price
5.	Yehuda Litany: Irish Mythology 20% of receipts
6.	Hagay Dagan: Jewish Mythology: 14% of receipts
7.	Nahum Meged:Indian Mythology: 20% of receipts
8.	Amram Peter:Hyndu Mythology: 20% of receipts
9.	Sefi Ben-Yosef: Shvil Haez: 12.5% of retail price
10.	Grisha Bloger:Sambuk Magadra: 15% of receipts on all copies in excess of 500 copies

7.34	Internet also uses the following brands Mapa SOS, Mapa2Go, Mapa Recommended MMP has used the imprint “Tel Aviv Books “Mapa Guide” and “ MMP uses the brand “GISrael” for its map database.

7.35	MMP owns the following domains; www.gisrael.co.il www.map.co.il www.mapisrael.co.il Internet owns the following domains; www.mapasos.co.il www.mapa.co.il www.mapa2go.co.il

7.36	The only site operated by Internet is https://www.Mapa.co.il, although a number of other URLs link to this web site
MMP has a site at https://https://www.books.mapa.co.il
MMP has a site at the URL https://www.gisrael.co.il

7.39	As the Purchaser is aware GPS & More / IGO have for some time been saying that they will create their own map database to compete with MMP’s GISrael geographic navigation database.

In addition MAPI (the Israel Ordinance Survey) have also claimed to be preparing navigational data. However the Sellers have no knowledge of their progress in such preparation

7.40.2	See Copy Leases at Document 7.40.2

7.41.1	There is a lien on all the Company's assets (which would include the Leases) in favour of the Mizrakhi Tfakhot Bank. See Document 7.21

7.47	See Copy Insurance Documents at Document 7.47

7.48.2.3	On the termination of the employment of an employee it is the Companies practice to pay one months salary for each year worked for the Company.

7.48.2.4	MMP has a long term freelance sales representative called Limor Porat. See Document 7.48.2.4

7.48.6	The next salary review for the Subsidiaries is due no later than March.